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                                                                   EXHIBIT 10.14

                             MSX INTERNATIONAL, INC.
                           DEFERRED COMPENSATION PLAN

         This MSX International, Inc. Deferred Compensation Plan ("PLAN") is adopted on this 28th day of February, 1997, and effective on March 1, 1997 ("EFFECTIVE DATE"), by MSX International, Inc., a Delaware corporation (hereinafter referred to as the "EMPLOYER").

                              W I T N E S S E T H:

         WHEREAS, the Employer wishes to adopt, as of the Effective Date, an unfunded, non-qualified deferred compensation plan for the benefit of a select group of its management employees; and

         WHEREAS, the Plan continues certain deferred compensation opportunities for employees who have previously been covered with regard to such benefits by the Creative Industries Group, Inc. Deferred Compensation Plan, originally adopted on December 2l, 1988, as amended by the first amendment and restatement thereto dated September 26, 1989, and as partially amended by a second amendment in 1994, which, among other things, changed the name of the Plan to MascoTech Automotive Systems Group, Inc. Deferred Compensation Plan (the "PRIOR PLAN"); and

         WHEREAS, some employees who participated under the Prior Plan are referred to as "TRANSFERRED EMPLOYEES" in Section 13.06(f) of that certain Asset Purchase Agreement by and between this Corporation and MascoTech Automotive Systems Group, Inc.; and

         WHEREAS, this Plan shall, in addition, provide deferred compensation opportunities to newly eligible participants as that term is utilized in Section
3.01 (a) (2) of Revenue Procedure 92-65, 1992-2 C.B. 428;

         NOW, THEREFORE, effective as of the Effective Date, the MSX International, Inc. Deferred Compensation Plan hereby provides as follows:

         SECTION 1. Purpose. The purpose of the Plan is to provide certain management employees employed by the Employer (i) with the opportunity to defer bonuses otherwise payable to them by the Employer where the Employee has made an election, pursuant to Section 4 hereof, to defer all or part of such bonus (hereinafter referred to as "DEFERRED BONUS AMOUNTS"), (ii) such other amounts of compensation the Employer, in its sole discretion, decides to award to participants in the Plan on a deferred basis (hereinafter referred to as "DEFERRED DISCRETIONARY AMOUNTS") and (hi) with the opportunity to defer such amounts of




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the Employee's salary in accordance with the Employee's election pursuant to
Section 6 hereof (hereinafter referred to as "DEFERRED SALARY AMOUNTS").

         SECTION 2. Effective Date. The Plan, as created hereunder, shall be effective as of March 1, 1997.

         SECTION 3. Participants. The Employer, in its sole discretion, shall select persons who may be participants in the Plan. Participants shall be chosen by the Employer from a group of select management personnel consisting of employees of the Employer who are commonly known in the Employer's business by the following designations: President, Vice Presidents, General Managers and Managers. Employer shall not be required to provide Plan benefits to all persons having such designations but, in its sole discretion, may name one or more persons from such groupings. Notwithstanding anything herein to the contrary, in no case shall participants include independent contractors or controlling shareholders.

         SECTION 4.  Election of Deferral of Deferred Bonus Amounts.

          (A) Employer, whose fiscal year is the calendar year, customarily pays bonuses to certain management employees during the first calendar quarter of the year immediately following the calendar year in which the services are performed by the participant for the Employer that apply to such bonus (such immediately preceding year during which such services are performed shall be hereinafter referred to as the "AWARD YEAR").

          (B) Each Participant shall be entitled to make an irrevocable election (in the form of Exhibit "A" attached hereto), to defer receipt of any whole percentage of the bonus that would otherwise be awarded and payable by the Employer to the participant for any particular Award Year during the existence of the Plan, as long as the election is made before January 1 of the Award Year. Each participant shall be entitled to specify on the election form that the deferral shall be the greater or lesser of such percentage or a stated dollar amount. Pursuant to the procedure set forth by the Internal Revenue Service in the above-referenced Revenue Procedure 92-65, in the first year in which a participant becomes eligible to participate in the Plan, the newly eligible participant may make an election to defer, under this Section 4(B), with regard to services to be performed subsequent to the election as long as such election is made within thirty (30) days after the date the employee first becomes eligible to be a participant in the Plan.

          (C) The Employer will credit to the Deferred Compensation Account of the participant for such Award Year an amount equal to the percentage elected by the participant for the Award Year multiplied by the dollar amount that is declared


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as a bonus to the employee for such Award Year during December of such Award
Year or, if applicable, the appropriate stated dollar amount.

         SECTION 5. Employer Deferred Discretionary Amounts. The Employer, at any time during the Award Year, may, in its sole discretion, award deferred compensation to a participant in the Plan through its declaring an award of a Deferred Discretionary Amount to the participant for such Award Year. The Employer's right to declare such Deferred Discretionary Amount to the participant shall not be dependent on whether the participant has elected any Deferred Bonus Amount for such Award Year. At such times as the Employer decides to award Deferred Discretionary Amounts, such award will be stated as a dollar for dollar match of the participant's salary deferral for the fiscal year (under
Section 6(A) hereof)

         SECTION 6.  Election of Deferral of Deferred Salary Amounts.

          (A) Each participant shall be entitled to make an irrevocable election (in the form of Exhibit "B" attached hereto), to defer any whole percentage up to ten (10%) percent of his salary for the calendar year subsequent to the filing of the election by the participant with the Employer. Any election by a participant with respect to Deferred Salary Amounts for a calendar year shall be made and filed with the Employer by December 31 of the year immediately preceding the year for which the election is to take effect. Pursuant to the procedure set forth by the Internal Revenue Service in the above-referenced Revenue Procedure 92-65, in the first year in which a participant becomes eligible to participate in the Plan, the newly eligible participant may make an election to defer, under this Section 6(A), with regard to services to be performed subsequent to the election as long as such election is made within thirty (30) days after the date the employee first becomes eligible to be a participant in the Plan.

          (B) The Employer will credit to the Deferred Compensation Account of the participant any such Deferred Salary Amounts pursuant to such an election.

         SECTION 7.  Deferred Compensation Accounts.

          (A) For record keeping purposes, the Employer may establish and maintain for each participant Deferred Compensation Accounts which, in the sole discretion of the Employer, may be subdivided into accounts for Deferred Bonus Amounts, Deferred Discretionary Amounts (Employer matching contributions) and Deferred Salary Amounts.

          (B) The establishment of such accounts are for the record keeping convenience of the Employer. Such accounts shall not result in any amounts being

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made available to the participant or otherwise set aside for the participant in a funded plan within the meaning of Section 301 of the Employee Retirement Income Security Act of 1974, The Employer, in its sole discretion, may establish a grantor trust or other form of escrow for purposes of setting aside such amounts; provided, however, such amounts shall continue to represent the general assets of the Employer and shall be subject to claims of the Employer's general creditors.

          (C) The Deferred Compensation Account of the participant shall be credited, at year-end, with interest based on the average NBD Bank prime rate, less one )1%) percent.

          (D) As soon as is practical at the end of the calendar year, the Employer shall report to each participant the financial status of each such participant's Deferred Compensation Account.

         SECTION 8.  Method of Distribution of Deferred Compensation.

          (A) The distribution of a participant's Deferred Bonus Amounts, Deferred Discretionary Amounts or Deferred Salary Amounts shall not be distributable other than pursuant to the terms of this Section 8. Amounts that are available for distribution to the participant shall be referred to herein as "DISTRIBUTABLE DEFERRED COMPENSATION".

          (B) Such Distributable Deferred Compensation shall consist of (i) any and all Deferred Bonus Amounts that have been credited to the Deferred Compensation Account of the participant, (ii) Deferred Discretionary Amounts that have been credited to the Deferred Compensation Account of the participant for three (3) full calendar years (a Deferred Discretionary Amount credited to the participant in June, 1997 would become part of Distributable Deferred Compensation in June, 2000; similarly a Deferred Discretionary Amount credited to a participant in December, 1999 would become part of Distributable Deferred Compensation in December, 2002) and (iii) any and all Deferred Salary Amounts that have been credited to the Deferred Compensation Account of the participant. Notwithstanding the foregoing, if a participant is entitled to a distribution hereunder for the reasons set forth in Section (C) (ii) or (C)(iii) of this
Section 8, then, in such case, all amounts credited to the Deferred Compensation Account of the participant, including all Deferred Discretionary Amounts, shall be considered to be part of Distributable Deferred Compensation and subject to distribution to the participant.

          (C) Distributable Deferred Compensation shall be distributed to the participant in either a Jump sum or in annual payments over a period of years (as described below in this Section 8(c)) with such lump sum or series of distributions


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to begin within thirty (30) days after the occurrence of a "DISTRIBUTION
EVENT". A Distribution Event shall occur upon the earlier of any of the following,

               (i)   The termination of employment of a participant.

              (ii) The attainment by the participant of normal retirement age, which, for purposes of this Plan, shall be the later of (i) the attainment of age 60 or (ii) the actual retirement of the participant.

             (iii) The death of the participant. Upon the death of the participant any distribution of benefits pursuant to this Section 8(C)(iii) shall be paid, except as provided below, to the
         participant's surviving spouse or,     if the participant has no
         surviving spouse, to the participant"s estate. If the deceased participant has a surviving spouse but such surviving spouse does not survive the participant for a period of time that would allow such spouse to receive a distribution pursuant to this Agreement, then, in such event, any distribution hereunder shall be made to the participant's estate. Such lump sum payment shall be made to the spouse or estate within thirty (30) days of the death of the participant.

         The participant shall have the right to make an advance selection as to the method of distribution desired by the participant upon the occurrence of a Distribution Event. The participant shall elect a method of payment based on one of the following; (a) a lump sum distribution, (b) annual distributions over a five (5) year period, (c) annual distributions over a ten (10) year period, or
(d) annual distributions over a fifteen (15) year period. The participant shall make such choice by filing with the Plan Committee a "NOTICE OF ELECTION--DISTRIBUTION" in the form attached hereto as Exhibit "C". The election set forth on Exhibit "C" shall be filed by the participant with the Plan Committee at such time as a participant first becomes a participant in the Plan.

         At such, time as a participant's Distributable Deferred Compensation is to be distributed pursuant to this Section 8(C), if the participant chooses a lump sum, such lump sum distribution shall be made within thirty (30) days of the occurrence of a Distribution Event. If annual distributions are chosen over a period of years, the first annual distribution shall be made within thirty
(30) days of the occurrence of a Distribution Event and annual distributions thereafter shall be made on the yearly anniversary date of the participant's Distribution Event.

         SECTION 9. Other Benefit Plans. The amount of each participant's Deferred Bonus Amount and Deferred Salary Amount shall be deemed to be compensation for the purpose of calculating the following:

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          (A) The amount of a participant's benefits or contributions under a pension plan or retirement plan (qualified under Section 401 (a) of the Internal Revenue Code);

          (B) The amount of any life insurance payable under any life insurance plan established or maintained by the Employer; or

          (C) The amount for any disability benefit payments payable under any disability plan established or maintained by the Employer, except to the extent specifically provided in any such plan.

         SECTION 10. Participant's Rights. Establishment of the Plan does not represent an employment contract between the Employer and the participant and shall not be construed as giving any participant the right to be retained in the Corporation's service or employ and the right to receive any benefits not specifically provided by the Plan. A participant shall not have any interest in his Deferred Bonus Amount, Deferred Discretionary Amount or Deferred Salary Amount until such Account is distributed in accordance with the Plan. All such amounts shall be hold for the account of a participant under the Plan and shall remain the sole property of the Employer, subject to the claim of its general creditors. With respect to amounts deferred or otherwise held for the account of a participant, the participant is a general creditor of the Employer; any obligation of the Employer hereunder is purely contractual and shall not be secured in any manner.

         SECTION 11. Non-Alterability and Non-Transferability. The rights of a participant to the payment of Deferred Compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No participant may borrow against his account. No account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntarily or involuntarily, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any participant.

         SECTION 12.  Administration of Plans; Claims Procedure.

          (A) Administration. The Employer shall be the administrator of the Plan and shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions hereof. Any decision or interpretation of any provision of the Plan adopted by the Employer shall be final and conclusive.


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          (B) Claims Procedure. If, at any time, a participant desires clarification of his or her benefits described in this Plan, such participant shall provide, in writing, a request for clarification and, in such written request, shall set forth any facts which the participant believes should be considered by the Employer. Any such written request shall be directed to the chief financial officer of the Employer. The chief financial officer shall arrange a meeting with the participant and such other officers of the Corporation as the Employer desires. The Employer's decision, after such meeting, shall be rendered by the chief financial officer within sixty (60) days of the meeting. The decision of the Employer shall be final and binding upon the participant.

         SECTION 13. Amendment and Termination. The Plan may, at any time, or from time to time, be amended, modified or terminated by the Employer. However, no amendment, modification or termination of the Plan shall, without the consent of the participant, adversely affect such participant's rights with respect to amounts then credited to his Deferred Compensation Account. Upon termination of the Plan, the payment of benefits under the Plan shall either (i) continue to be paid as such benefits are being paid prior to termination of the Plan or (ii) will be discontinued if the Employer is not financially able to continue to make such payments.

         SECTION 14.  General Provisions.

          (A) Controlling Law. Except to the extent superseded by Federal law, the laws of the State of Michigan shall be controlling in all matters relating to the Plan, including instruction and performance hereof.

          (B) Captions. Captions of sections and paragraphs of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

          (C) Facility of Payment. Any amounts payable hereunder to any person who is under legal disability or who, as determined by a court of competent jurisdiction, is unable to properly manage his financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person, and any such payment shall be deemed to be payment for such person's account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

          (D) Withholding Payroll Taxes. To the extent required by the laws in effect at the time compensation or deferred compensation payments are made, the corporation shall withhold from such compensation, or from deferred

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compensation payments made hereunder, any taxes required to be withheld for
Federal, State or local government purposes.

          (E) Liability. No member of the Board of Directors of the Employer and no officer, employee or agent of the Employer shall have any liability to any person, firm or corporation based on or arising out of the Plan except in the case of gross negligence or fraud.

         IN WITNESS WHEREOF, the Employer has caused this MSX International, Inc. Deferred Compensation Plan to be executed as of the day and year first above written.

WITNESSES:                                       MSX INTERNATIONAL, INC.
                                                     Delaware Corporation


---------------------                            -------------------------
                                                 By: FREDERICK K. MINTURN
---------------------                            Its: Chief Financial Officer



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